May 1, 2004


Mr. Frank Maresca
The Bear Stearns Funds
383 Madison Avenue
New York, NY 10179

Dear Mr. Maresca:


This is to confirm that the client-auditor relationship between The Bear Stearns Funds, consisting of the S&P STARS Portfolio, S&P Stars
Opportunities Portfolio, The Insiders Select Fund,
Intrinsic Value Portfolio, Small Cap Value Portfolio,
Alpha Growth Portfolio, International Equity Portfolio,
Income Portfolio, High Yield Total Return Portfolio, and Prime Money Market Portfolio (SEC File Number 811-0798 and 033-84842) and Deloitte & Touche LLP has ceased.

Yours truly,

/s/ Deloitte & Touche LLP


Cc: 	Office of the Chief Accountant
	SECPS Letter File
	Securities and Exchange Commission
	Mail Stop 11-3
	450 5th Street, N.W.
	Washington, D.C. 20549